Sheet1

Merrill Lynch Retirement Series Trust
Series Number: 1
File Number: 811-3310
CIK Number: 356013
Merrill Lynch Retirement Reserves Money Fund
For the Period Ending: 4/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ending April 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/23/2001	$150,000	Federal National Mtg. Assoc.	5.10%	05/10/2001
03/01/2001	200,000	Federal National Mtg. Assoc.	4.70	08/15/2001
03/20/2001	100,000	Federal National Mtg. Assoc.	4.86	06/07/2001
04/27/2001	15,000	Federal National Mtg. Assoc.	4.05	04/11/2002

Last Updated on 06/26/2001
By Win95 User